                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                 Novell, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                        Novell, Inc.       Phone 801-861-7000
                        1800 South Novell Place
                        Provo, UT 84606    www. novell.com

                        March 5, 2001

[LOGO OF NOVELL]

                        Dear Shareholder:

                        It is my pleasure to invite you to attend the Annual Meeting of Shareholders. The meeting will be held on Tuesday, April 17, 2001, at 2 p.m. in our Silicon Valley facility at 2211 North First Street, San Jose, California 95131.

                        At the meeting we will elect eight directors, ask for approval of an increase in the shares reserved under the 1989 Employee Stock Purchase Plan from 18,000,000 to 24,000,000, ask for ratification of the appointment of our auditors, consider a shareholder proposal (if properly presented), review our performance during fiscal 2000, and answer your questions.

                        The vote of every shareholder is important. Please vote your proxy by using the Internet, telephone or by mailing in your proxy card. Your cooperation is greatly appreciated.

                        On behalf of Novell's Board of Directors and management team, I look forward to greeting you and our other valued shareholders who are able to attend.

                        Sincerely,

                        /s/ Eric E. Schmidt

                        Eric E. Schmidt
                        Chairman of the Board and
                        Chief Executive Officer
                        Novell, Inc.

NOVELL, INC.

Notice of the 2001 Annual Meeting of Shareholders

The 2001 Annual Meeting of Shareholders of Novell Inc. will be held on Tuesday, April 17, 2001 at 2:00 p.m. at our Silicon Valley facility at 2211 North First Street, San Jose, California 95131, for the following purposes:

1. To elect eight directors;

2. To approve an amendment to the 1989 Employee Stock Purchase Plan to increase the shares reserved;

3. To ratify the selection of Ernst & Young LLP as independent auditors for Novell, Inc. for fiscal 2001;

4. To consider a shareholder proposal regarding a proposed amendment to the Company's by-laws; and

5. To transact such other business as may properly come before the meeting.

Shareholders owning Company shares at the close of business on February 21, 2001 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the Company's California facility at 2211 North First Street, San Jose, California 95131, for at least ten days prior to the meeting.

By Order of the Board of Directors,

/s/ Josephine T. Parry

Josephine T. Parry
Senior Vice President, General Counsel
 and Corporate Secretary

March 5, 2001

                                Proxy Statement
                               Table of Contents

                                                                          Page
                                                                         Number
                                                                         ------
Questions and Answers...................................................    2
Share Ownership by Principal Shareholders and Management................    5
Proposal One to be Voted On--ELECTION OF DIRECTORS......................    6
 Biographies of the Board of Directors..................................    6
 Meeting and Committees of the Board of Directors.......................    8
 Vote Required and Board Recommendation.................................    9
Proposal Two to be Voted On--APPROVAL OF AN AMENDMENT TO THE 1989
 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE SHARES RESERVED...............    9
 Proposed Amendment.....................................................    9
 Description of the Purchase Plan.......................................    9
 Certain Federal Income Tax Considerations..............................   10
 Participation in the Purchase Plan.....................................   11
 Vote Required and Board Recommendation.................................   12
Proposal Three to be Voted On--RATIFICATION OF THE SELECTION OF ERNST &
 YOUNG LLP AS INDEPENDENT AUDITORS......................................   13
 Fees Billed to the Company by Ernst & Young during Fiscal 2000.........   13
Proposal Four to be Voted On--SHAREHOLDER PROPOSAL......................   13
 Proponent's Proposal...................................................   13
 Proponent's Supporting Statement.......................................   14
 Novell's Response......................................................   14
Executive Compensation..................................................   15
 Summary Compensation Table.............................................   15
 Director Compensation..................................................   16
 Stock Option Grants in Fiscal Year 2000................................   17
 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
  Option Values.........................................................   18
 Employment Contract, Termination of Employment and Change-in-Control
  Arrangements..........................................................   18
Report of the Compensation Committee of the Board of Directors on
 Executive Compensation.................................................   21
Report of the Audit Committee of the Board of Directors.................   24
Performance Graph.......................................................   25
Certain Transactions....................................................   27
Section 16(a) Beneficial Ownership Reporting Compliance.................   27
Deadline for Future Proposals of Shareholders...........................   27
Additional Information..................................................   28
Other Matters...........................................................   28
Appendix................................................................  A-1
 Audit Committee Charter................................................  A-1
Map to Location of Shareholders' Meeting (on the Back Cover)

               SHAREHOLDERS OWNING NOVELL, INC. SHARES OF RECORD
                 AT THE CLOSE OF BUSINESS ON FEBRUARY 21, 2001
                            ARE ENTITLED TO ATTEND
                            AND VOTE AT THE MEETING

  The Board of Directors of Novell, Inc. is soliciting proxies for the 2001 Annual Meeting of Shareholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

  The Annual Meeting of Shareholders will be held on Tuesday, April 17, 2001 at 2 p.m. at our Silicon Valley facility at 2211 North First Street, San Jose, California 95131.

  The Board of Directors of Novell, Inc. set February 21, 2001 as the record date for the meeting. Shareholders who owned the Company's Common Stock of record at the close of business on that date are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 317,612,148 shares of the Company's Common Stock outstanding on the record date. On the record date, the closing price of the Company's Common Stock on the Nasdaq National Stock Market was $6.34 per share.

  This Proxy Statement is being mailed on or about March 5, 2001 to shareholders entitled to vote at the meeting.

  In this Proxy Statement:

  .  ""We'' and "Company" mean Novell, Inc.

  . Holding shares in "street name" means your Company shares are held in an account at a brokerage firm and the stock certificates and record ownership are not in your name.

  .  ""SEC'' means the Securities and Exchange Commission.

  . ""Beneficial ownership" of stock is defined under various SEC rules in different ways for different purposes. Generally it means that, although you (or the person or entity in question) do not hold the shares of record in your name, you do have investment or voting control (and/or an economic or "pecuniary" interest) in the shares through an agreement, relationship or the like.

                             QUESTIONS AND ANSWERS

Q: When and where is the shareholder meeting?

A: Novell's Annual Meeting of Shareholders is being held on Tuesday, April 17,
   2001 at 2:00 p.m. at the Company's Silicon Valley facility, 2211 North First Street, San Jose, CA 95131.

Q: Do I need a ticket to attend the shareholder meeting?

A: No, you will not need a ticket to attend the meeting.

Q: Why am I receiving this Proxy Statement and proxy card?

A: You are receiving a Proxy Statement and proxy card from us because you owned shares of common stock in Novell, Inc. on the record date. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision. The proxy card is used for voting.

Q: What is the effect of signing and returning my proxy card?

A: When you sign and return the proxy card, you appoint Eric E. Schmidt and Dennis R. Raney as your representatives at the meeting. Dr. Schmidt and Mr. Raney will vote your shares, as you have instructed them on the proxy card, at the meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or vote via the Internet or telephone in advance of the meeting, just in case your plans change. You can always vote in person at the meeting, even if you have already sent in your proxy card.

  If an issue comes up for a vote at the meeting that is not described in this proxy statement, Dr. Schmidt and Mr. Raney will vote your shares, under your proxy, in their discretion.

  If you do not indicate on the proxy card how you want your votes cast, the proxies (as your representatives) will vote your shares in favor of all of management's nominees FOR director, FOR approval of an amendment to the 1989 Employee Stock Purchase Plan to increase the shares reserved, FOR ratification of the appointment of auditors, and AGAINST the shareholder proposal.

Q: What am I voting on?

A: You are being asked to vote on:

   . the election of eight nominees to serve on the Novell Board of Directors;

   . the approval of an amendment to the 1989 Employee Stock Purchase Plan to increase the shares reserved;

   . the ratification of the appointment of our independent auditors for fiscal year 2001; and

   . a shareholder proposal regarding Novell's by-laws.

Q: How do I vote?

A: There are four ways you may vote. (Please see detailed instructions on your proxy card.)

   . Place your vote via the Internet.

  Please follow the instructions that came with your Proxy Statement. If you vote on the Internet, you do not need to mail in your proxy card.

OR

   . Place your vote by telephone.

  Please follow the instructions that came with your Proxy Statement. If you vote by telephone, you do not need to mail in your proxy card. Shareholders with rotary service will not be able to vote by telephone.

OR

   . Mail in your completed, signed and dated proxy card.

  If you return a signed card but do not provide voting instructions, your shares will be voted: FOR the eight named nominees; FOR approval and ratification of the adoption of an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan to increase the shares reserved for issuance thereunder from 18,000,000 to 24,000,000; FOR ratification of the auditors; and AGAINST the shareholder proposal.

OR

   . Vote in person by attending our Annual Meeting.

  We will pass out written ballots to any shareholder wanting to vote in person at the meeting. If you hold your shares in street name, you must request a legal proxy from your stock broker in order to vote at the meeting.

Q: What does it mean if I receive more than one proxy card?

A: It means that you have multiple accounts at the transfer agent and/or with stock brokers. Please sign and return all proxy cards to ensure that all your shares are voted.

Q: What if I change my mind after I return my proxy card?

A: You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the Annual Meeting by written notice to the Corporate Secretary.

  You may also do this by:

   . Signing and returning another proxy card with a later date,

   . Voting via the Internet or by telephone on a date after the date on your proxy card (your latest vote is counted,) or

   . Voting in person at the meeting.

Q: Will my shares be voted if I do not sign and return my proxy card?

A: If your shares are held in street name, your brokerage firm may either vote your shares on "routine matters" (such as election of directors) or leave your shares un-voted. Your brokerage firm may not vote on "non-routine matters" such as a proposal submitted by a shareholder.

  We encourage you to provide instructions to your brokerage firm by completing the proxy that they send to you. This ensures your shares will be voted at the meeting.

Q: How many shares can be voted at the meeting?

A: As of the record date, 317,612,148 shares of Common Stock were outstanding.
   Each outstanding share of Common Stock entitles the holder to one vote on all matters covered in this proxy statement. Therefore, there are a maximum of 317,612,148 votes that may be cast at the meeting.

Q: What is a "quorum"?

A: A "quorum" is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All completed and signed proxy cards, Internet votes, telephone votes, whether representing a vote for, against, withheld, abstained or a broker non-vote, will be counted toward the quorum.

Q: How are abstentions counted?

A: Abstentions are counted for the purposes of determining both (1) the presence or absence of a quorum and (2) the total number of votes cast with respect to a proposal. Abstentions thus have the same effect as a vote "Against"on the proposals that are being presented at this meeting.

Q: What is a "broker non-vote"?

A: Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Thus, if the proposals to be acted upon at the meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes "FOR" the routine matters (such as election of directors, the adoption of the increase in shares reserved under the Novell, Inc. 1989 Employee Stock Purchase Plan and ratification of auditors), but expressly states that the broker is NOT voting on the non-routine matter (such as the shareholder proposal). The vote with respect to the shareholder proposal in this case is referred to as a "broker non-vote."

Q: How are broker non-votes counted?

A: Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for determining the number of votes cast. A broker non-vote will not affect the outcome on any proposal in this Proxy Statement.

Q: What is the required vote for a proposal to pass?

A: For the proposals in this Proxy Statement, the required vote is the affirmative (i.e. "FOR") vote of a majority of the votes cast. The votes cast on a particular proposal includes votes FOR, AGAINST, WITHHELD, and ABSTAINED, but does not include broker non-votes.

Q: Who is soliciting my vote?

A: This proxy solicitation is being made and paid for by Novell, Inc. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, or fax, in person or otherwise. Such person will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have also retained the services of Corporate Investor Communications, Inc. ("CIC") to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries. CIC will also solicit voted proxies from shareholders for the Annual Meeting. We will pay approximately $6,500, plus out-of-pocket expenses, for these services.

Q: Where are Novell's principal executive offices located?

A: Novell's principal executive offices are located at 1800 South Novell
   Place, Provo, Utah 84606.

                               SHARE OWNERSHIP BY
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

  This table shows how much Company Common Stock is beneficially owned by owners of more than 5% of the outstanding shares, directors and certain executive officers, as of January 31, 2001. There were 317,653,609 shares of Novell Common Stock Outstanding on January 31, 2001.

                 AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

                             Number of                          Total Shares Percent of
                            Outstanding    Right to  Restricted Beneficially Outstanding
          Name            Shares Owned(1) Acquire(2)  Stock(3)     Owned       Shares
          ----            --------------- ---------  ---------- ------------ -----------
Taunus Corporation(4)...    23,502,298           --         --   23,502,298      7.4%
 31 West 52nd Street
 New York, NY 10019

Eric E. Schmidt.........       543,826    2,606,250    225,000    3,375,076      1.1%

John A. Young...........        10,000      206,375         --      216,375        *

Elaine R. Bond..........         5,000      172,625         --      177,625        *

Reed E. Hundt...........         9,500       55,625         --       65,125        *

William N. Joy..........        20,000       55,625         --       75,625        *

Jack L. Messman.........       240,000      140,625         --      380,625        *

Richard L. Nolan........        10,000       45,625         --       55,625        *

Larry W. Sonsini(5).....        13,587      140,625         --      154,212        *

Dennis R. Raney.........         7,871      356,250    273,050      637,171        *

Stewart G. Nelson.......            --      568,562    323,050      891,612        *

Richard A. Nortz........        17,550      436,500    120,338      574,388        *

Carl S. Ledbetter.......        30,762       78,125     78,982      187,869        *

Ronald E. Heinz, Jr.(6).            13           --         --           13        *

All current directors
 and executive officers
 as a group (12
 persons)...............       908,096    4,862,812  1,020,420    6,791,328      2.1%

--------
 *  less than one percent

(1) Includes shares for which the named person:

   . has sole voting and investment power, or

   . has shared voting and investment power with his or her spouse, unless otherwise indicated in the footnotes.

  Excludes shares that:

   . may be acquired through stock option exercises, or

   . are restricted stock holdings.

(2) Shares that can be acquired through stock option exercises through April 1, 2001. These shares cannot be voted at the meeting unless the option is actually exercised prior to the record date.

(3) These shares can be voted, but are subject to a vesting schedule, forfeiture risk and other restrictions.

(4) Based upon Amendment No.1 to Schedule 13G filed February 14, 2001 by Taunus Corporation with the Securities and Exchange Commission. Taunus Corporation has sole voting power with respect to 12,268,286 shares and sole investment power with respect to all shares. Taunus Corporation is a parent holding company. The shares are held of record by its indirect wholly owned subsidiaries, Bankers Trust Company, DB Alex.Brown LLC, Deutsche Bank Securities Inc. and NDB Capital Markets Corporation, and by Alex.Brown Investment Management, a limited partnership that is 50% owned by Taunus Corporation ("ABIM"). Based upon a separate Schedule 13G filed February 15, 2001 by ABIM, an investment adviser with a principal place of business of 217 E. Redwood Street, # 1400, Baltimore, Maryland 21202, ABIM has sole voting power with respect to 8,486,954 shares and sole dispositive power with respect to 18,889,316 shares. ABIM beneficially owns a total of 18,909,316 shares (6.0%)

(5) Includes 6,987 shares held by WS Investments, a partnership of which Mr. Sonsini is a general partner. Mr. Sonsini disclaims beneficial ownership of all shares except those in which he is deemed to have a pecuniary interest.

(6) Former executive officer

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  Since last year's annual meeting of shareholders, the Board of Directors has adopted a resolution decreasing the number of authorized directors from nine to eight effective January 19, 2001. Accordingly, a Board of eight directors is to be elected at the Annual Meeting. Directors elected at the Annual Meeting will hold office until the next annual meeting of shareholders, and until their successors are elected and qualified, except in the event of their earlier death, resignation or removal. All of the nominees have indicated that they are able and willing to serve if elected. If any nominee should become unavailable prior to the election, the Board of Directors may recommend another person and Dr. Schmidt and Mr. Raney, as your representatives, will vote for such person if you have given them your proxy.

                     Biographies of the Board of Directors

Eric E. Schmidt
Director since 1997

  Dr. Schmidt, age 45, joined the Company in March 1997 as Chief Executive Officer. Dr. Schmidt has been Chairman of the Board and Chief Executive Officer of the Company since April 7, 1997. From 1983 until March 1997, Dr. Schmidt held various positions at Sun Microsystems, Inc., a supplier of network computing solutions. These positions included Chief Technology Officer from February 1994 to March 1997 and President of Sun Technology Enterprises from February 1991 until February 1994. Dr. Schmidt is also a director of Siebel Systems, Inc.

John A. Young
Director since 1995

  Mr. Young, age 68, has been Vice Chairman of the Board of the Company since April 1997. Mr. Young was acting Chairman of the Novell Board of Directors from August 1996 until April 1997. Mr. Young retired in 1992 from his position as Chief Executive Officer of Hewlett-Packard Company, an international computation and measurement company, a position he held for fifteen years. He has had a long association with competitiveness issues, having chaired President Reagan's Commission on Industrial Competitiveness and founded the Council on Competitiveness in 1986. Mr. Young is also a director of Affymetrix, Ciphergen Biosystems, Inc., Chevron Corp., Lucent Technology, and GlaxcoSmithKline plc and is a member of The Business Council.

Elaine R. Bond
Director since 1993

  Ms. Bond, age 65, retired in December 1994 as a Chase Fellow and Senior Consultant for Chase Manhattan Bank, a New York based Money Center Bank, a position held since December 1991. Ms. Bond also served as Senior Vice President of Systems from 1982 to 1991.

Reed E. Hundt
Director since 1998

  Mr. Hundt, age 52, has served as senior advisor to McKinsey & Co., a consulting company, since November 1998. Mr. Hundt has also been a principal at Charles Ross Partners, LLC, a firm providing consulting and investment advice on telecommunications, since November 1997. From November 1993 to November 1997, Mr. Hundt was chairman of the Federal Communications Commission. Mr. Hundt is also a director of Allegiance Telcom, Inc., NorthPoint Communications, Inc. and Brience, Inc.

William N. Joy
Director since 1998

  Mr. Joy, age 46, is a cofounder of Sun Microsystems, Inc., a supplier of network computing solutions. From 1982, Mr. Joy has held various positions at Sun Microsystems, including Chief Scientist from December 1998 to the present and Vice President Research from November 1995 to December 1998.

Jack L. Messman
Director since 1985

  Mr. Messman, age 60, is Chief Executive Officer and Chairman of the Board of Cambridge Technology Partners, Inc., a management consulting and eBusiness systems integration company, since August 1999. Mr. Messman served as Chairman of the Board and Chief Executive Officer of Union Pacific Resources Group, Inc., an oil and gas company, from October 1996 until August 1999. Mr. Messman previously served as President and Chief Executive Officer of Union Pacific Resources Group, Inc. from October 1995 to October 1996. Mr. Messman is also a director of Cambridge Technology Partners, Inc., Tandy Corporation, Safeguard Scientific, Inc. and U.S. Data, Inc.

Richard L. Nolan
Director since 1998

  Mr. Nolan, age 60, has served as William Barclay Harding Professor of Management of Technology, Harvard Business School, an institution of higher education, since September 1991. Mr. Nolan served as Chairman and Chief Executive Office of Nolan, Norton and Company, an IT management consulting company, from 1977 until 1987 when the company was acquired by KPMG. Mr. Nolan then served as Chairman of Nolan, Norton and Company and Partner of KPMG from 1987 to 1991. Mr. Nolan is also a director of Great Atlantic and Tea Company.

Larry W. Sonsini
Director since 1988

  Mr. Sonsini, age 60, has been a Member and Chairman of the Executive Committee of Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm, for more than the last five years. Mr. Sonsini is also a director of Brocade Communications Systems, Inc., Commerce One, Inc., Echelon Corporation, Lattice Semiconductor Corporation, LSI Logic, Inc., PIXAR, Inc. and Tibco Software, Inc.

Meetings and Committees of the Board of Directors

  The Board of Directors held thirteen meetings, including 6 telephone meetings, during the last fiscal year ended October 31, 2000. During the last fiscal year, all current directors attended at least 75 percent of the meetings of the Board and applicable committee meetings, except Director Joy who only attended 71 percent of the meetings and Director Sonsini who only attended 46 percent of the meetings. The Corporate Governance Committee generally performs the functions of a nominating committee; however, during the last fiscal year, the full Board of Directors performed such functions.

                                                                    Number of
   Name of Committee                                               Meetings in
      and Members              Functions of the Committee          Fiscal 2000
   -----------------           --------------------------          -----------
 AUDIT                 Recommends selection of independent              7
                       auditors to the Board
 Elaine R. Bond
 Hans-Werner Hector(2) Reviews internal accounting controls
 Jack L. Messman(1)
 Richard L. Nolan(3)   Confers with independent auditors and
                       internal accounting personnel regarding
                       scope of auditors' examinations
                       See "Report of the Audit Committee of the
                       Board of Directors" and Appendix, Exhibit
                       A--Audit Committee Charter

 COMPENSATION          Reviews performance of CEO and other             8
                       executive officers
 Reed E. Hundt
 William N. Joy        Determines total compensation package for
                       CEO and other
 Richard L. Nolan      executive officers
 John A. Young(1)
                       Administrator of the Company's Variable
                       Pay Plans
                       Administrator of the Company's employee
                       stock plans
                       See "Report of Compensation Committee of
                       the Board of Directors on Executive
                       Compensation"

 CORPORATE GOVERNANCE  Identifies nominees and establishes              0(4)
                       qualifications for Board
 Reed E. Hundt(1)      membership
 Jack L. Messman
 Richard L. Nolan      Receives and reviews shareholder
                       suggestions for nominees
 John A. Young         for Board membership(3)
                       Reviews procedures for CEO succession and
                       director retirement
                       Establishes general guidelines for the
                       operation of the Board

--------
(1) Chairperson

(2) Director Hector resigned from the Board of Directors and the committees thereof on December 31, 2000.

(3) Director Nolan appointed February 22, 2001.

(4) The full Board of Directors served the function of a corporate governance/nominating committee in fiscal 2000. Any suggestion for a nominee should be submitted to the Secretary of the Company at the Company's principal executive offices. Such potential nominees will be reviewed by the Corporate Governance Committee in accordance with its established procedures.

Vote Required and Board Recommendation

  The eight nominees for director receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. Shareholders do not have the right to cumulate their votes in the election of directors.

  The Board of Directors recommends that shareholders vote FOR the slate of nominees set forth above.

                                 PROPOSAL TWO

 APPROVAL OF AN AMENDMENT TO THE 1989 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE
                              THE SHARES RESERVED

Proposed Amendment

  On November 14, 2000, the Board of Directors of the Company approved an amendment to the Novell, Inc. 1989 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares available for issuance under the Purchase Plan from eighteen million (18,000,000) to twenty four million (24,000,000). At the 2001 Annual Meeting, the shareholders are being asked to approve such increase in shares under the Purchase Plan.

  The Board of Directors believes that the Purchase Plan encourages and assists Novell employees to acquire an equity interest in the Company, helps align employee interests with other shareholders, helps provide for the future financial security of Novell employees and fosters good employee relations. Therefore, the Purchase Plan may be helpful in attracting, retaining and motivating employees. The terms of the Purchase Plan are described below. The Company will furnish a copy of the amended Purchase Plan to any shareholder upon written request to the Corporate Secretary.

  During 1997, the Financial Accounting Standards Board issued Emerging Issues Task Force No. 97-12, "Accounting for Increased Share Authorizations in an IRS
Section 423 Employee Stock Purchase Plan under APB Opinion No. 25, Accounting for Stock Issued to Employees" ("EITF 97-12"). EITF 97-12 requires that companies have a sufficient number of shares, approved by shareholders, at the beginning of each offering period. In the event that additional shares are needed during the offering period, a compensation expense to the Company could result. Therefore, the Company must plan farther ahead in obtaining shareholder approval of a sufficient number of shares to fund future offering periods, especially offering periods that are scheduled to begin prior to the 2002 Shareholder Meeting.

Description of Purchase Plan

  The following is a brief summary of the material features of the Purchase
Plan.

  Eligibility. Any person who is employed by Novell (or by any of its designated subsidiaries) for at least twenty hours per week and more than five months per calendar year is eligible to participate in the Purchase Plan subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"). No person who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase five percent (5%) or more of the outstanding stock of the Company is eligible to participate in the Purchase Plan. As of January 31, 2001, approximately 4,800 employees were eligible to participate.

  Participation in an Offering. Each offering of Common Stock under the Purchase Plan ("Offering") will be for a period of approximately six months. The commencement of each Offering under the Purchase Plan will start at the beginning of the Company's regular payroll periods that falls closest to November 1 and May 1 of each year. To participate in the Purchase Plan, eligible employees must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed ten percent (10%) of regular base salary (including sales commissions that are not in excess of target income). Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering until such time as the employee withdraws from the Purchase Plan or the employee's employment terminates. As of January 31, 2000 there were approximately 2,300 participants in the Purchase Plan.

  Purchase Price. The purchase price per share of Common Stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value of the Common Stock on (i) the first day of the Offering or (ii) the last day of the Offering. The fair market value of the Common Stock on these measurement dates will be equal to the closing bid price per share as reported on the Nasdaq National Market.

  Shares Purchased. The number of shares of the Common Stock a participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the participant's paychecks during the Offering by the purchase price. In any six-month Offering period, no participant may purchase more than $12,500 worth of stock (determined based on the fair market value of the shares at the time the option is granted). At Novell's option, any cash not applied to the purchase of fractional shares will either be returned to the participant or applied toward the purchase of shares in subsequent Offerings.

  Withdrawal. A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not subsequently participate in the same Offering.

  Administration and Amendment. The Purchase Plan is to be administered, at the Company's expense, by the Board of Directors or a committee appointed by the Board, and is currently being administered by the Board's Compensation Committee. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the committee, and its decisions are final and binding upon all participants. Members of the Board of Directors or its committee who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matters that affect the administration of the Purchase Plan. No member of the Board who is eligible to participate in the Purchase Plan may be a member of the committee appointed to administer the Purchase Plan. The committee may at any time amend or terminate the Purchase Plan, however, such termination or amendment may not make any changes in an option previously granted that would adversely affect the rights of any participant. No amendment may be made to the Purchase Plan without the approval or ratification of the shareholders of the Company if such amendment would require shareholder approval under Section 423 of the Code, or any other applicable law or regulation.

Certain Federal Income Tax Considerations

  The following summary is intended only as a general guide as to federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all potential tax consequences. Tax consequences are subject to change and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Accordingly, participants have been advised to consult their own tax advisors with respect to the tax consequences of participating in the Purchase Plan.

  The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under this type of plan, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, due to the grant of the option at the beginning of an Offering or the purchase of shares at the end of an Offering. A participant will, however, recognize taxable income in the year in which the shares purchased under the Purchase Plan are sold or otherwise made the subject of disposition.

  A sale or other disposition of the purchase shares will be a disqualifying disposition if it is made within two years after the date the option is granted (i.e., the commencement date of the Offering to which the option pertains).

  If the participant makes a disqualifying disposition of the purchased shares, the Company will be entitled to an income tax deduction for the taxable year of the Company in which the disposition occurs. The income tax deduction may be limited by the deductibility of compensation paid to certain officers of the Company under Section 162(m) of the Code. To the extent allowed, the Company's tax deduction is generally measured as the amount by which the fair market value of the shares on the date of purchase exceeds the purchase price. In no other instance will the Company be allowed a deduction with respect to the participant's disposition of the purchased shares.

  If the participant disposes of the shares after satisfying the holding period outlined above (a qualifying disposition), then the participant will realize ordinary income in the year of disposition equal to the lesser of
(i) the amount by which the fair market value of the shares on the date of disposition exceeds the purchase price or (ii) 15% of the fair market value of the shares on the day the option relating to the disposed shares was first granted. This amount of ordinary income will be added to the basis in the shares and any gain (or loss) recognized upon the disposition will be a long-term capital gain (or loss). Currently, the long-term capital gains rate is capped at 20%.

  If the shares are disposed of in a disqualifying disposition, the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition. Even if the shares are disposed of for less than their fair market value measured as of the date of purchase, the same amount of ordinary income is attributed to a participant. In this case a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such date of the purchase.

Participation in the Purchase Plan

  Participation in the Purchase Plan is open to all employees of the Company who work 20 hours or more during a normal work week and more than five months per calendar year, including the Named Officers. Participation is voluntary and is dependent on each eligible employee's election to participate and their designated payroll deductions. Future purchases under the Purchase Plan are not determinable. No purchases have been made under the Purchase Plan since the amendments described above. As of the date of this proxy statement, 13,440,369 shares of Common Stock have been acquired by employees of the Company through participation in the Purchase Plan. The Company has received approximately $140 million from the purchase of stock by employees through the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan.

  The following table sets forth information with respect to purchases of Common Stock by Named Officers, to all current executive officers as a group and to all other employees as group during the last fiscal year ended October 31, 2000:

                             AMENDED PLAN BENEFITS
                       1989 Employee Stock Purchase Plan

                                                     Number of Shares
                                                     Purchased under    Dollar
               Name of Individual or                  Purchase Plan     Value
           Identity of Group and Position                  (#)          ($)(1)
           ------------------------------            ---------------- ----------
Eric E. Schmidt.....................................        1,374     $    5,129
  Chairman of the Board and Chief Executive Officer

Dennis R. Raney.....................................        1,351          4,995
  Executive Vice President, Chief Financial Officer

Stewart G. Nelson...................................           --             --
  Executive Vice President, Chief Operations Officer

Richard A. Nortz....................................        1,374          5,129
  Senior Vice President Worldwide Sales

Carl S. Ledbetter...................................        1,374          5,129
  Senior Vice President, Chief Technology Officer

Ronald E. Heinz, Jr. (2)............................          749          4,356
  Former Senior Vice President Worldwide Sales

All current executive officers as a group (12
 persons)...........................................        5,473         25,511

All other employees as a group......................    1,538,083     $4,847,879

--------
(1) Fair market value on date of purchase, minus the purchase price

(2) Former executive officer

Vote Required and Board Recommendation

  Ratification and approval of the increase in shares reserved under the Purchase Plan requires the affirmative vote of a majority of the votes cast. Accordingly, abstentions will have the same effect as votes against this proposal and broker non-votes will not affect the outcome of voting on this proposal.

  The Board of Directors believes that the Purchase Plan encourages and assists employees of Novell to acquire an equity interest in the Company, helps align employee interests with other shareholders, helps provide for the future financial security of Novell employees and fosters good employee relations. The opportunity for employees to acquire shares pursuant to the Purchase Plan will be important to attract and retain qualified employees who are essential to the success of the Company.

  The Board of Directors recommends that shareholders vote "FOR" the approval of the amendment to the Company's 1989 Employee Stock Purchase Plan.

                                PROPOSAL THREE

              RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
                            AS INDEPENDENT AUDITORS

  The Audit Committee, composed entirely of non-employee directors, recommended to the Board of Directors that Ernst & Young LLP ("Ernst & Young") be appointed as independent auditors. As our independent auditors, Ernst & Young would audit our consolidated financial statements for fiscal 2001 and perform audit-related services and consultation in connection with various accounting and financial reporting matters. Ernst & Young also performs certain non-audit services for the Company.

  The Board approved the selection of Ernst & Young as independent auditors for fiscal 2001 and is asking the shareholders for ratification of their selection. Shareholder ratification is not required by the Company's by-laws or other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast is required for ratification. If the shareholders do not approve the selection of Ernst & Young, the Audit Committee and the Board will reconsider the appointment.

  Ernst & Young or its predecessors have audited the consolidated financial statements of the Company since 1987.

  Ernst & Young will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

Fees billed to the Company by Ernst & Young during fiscal 2000

  Fees billed to the Company by Ernst & Young during fiscal year 2000 for the last annual audit were $809,000. All other fees billed to the Company by Ernst & Young during the fiscal year 2000 were $4,800,000, including audit related services of $3,500,000 and non audit related services of $1,300,000.

  The Board of Directors recommends a vote "FOR" the ratification of the selection of Ernst & Young LLP as independent auditors.

                                 PROPOSAL FOUR

               The Board Recommends a Vote AGAINST the Proposal

                             SHAREHOLDER PROPOSAL

  The Company receives many suggestions from shareholders, some as formal shareholder proposal. All of the suggestions that the Company receives are given careful attention, and the Company has adopted a number of suggestions made by shareholders.

  The Board of Directors and Management of the Company disagree strongly with the adoption of the resolution proposed below by Martin Glotzer (the "Shareholder Proposal") and ask shareholders to read carefully the Company's response to Mr. Glotzer's proposal.

  The author and proponent of the following shareholder resolution, Martin Glotzer, 7061 N. Kedzie Ave., Suite 301, Chicago, Illinois 60645, has requested that the Company include the following proposal in its proxy statement. The proponent owns 312 shares of the Company's Common Stock as of the Record Date. Mr. Glotzer's proposal, as contained in his letter to the Company, is quoted verbatim below:

Proponent's Proposal

  "RESOLVED: That the stockholders of Novell, Inc. assembled in Annual Meeting in person and by proxy, hereby request that the by-laws be amended to read:
Any two or more offices, may be held by the same person, except that the Chairman and President and the Corporate Secretary and the Treasurer shall not be held by the same person.

Proponent's Supporting Statement

  Believe this will be a smarter division at the top. Corporations are too big for any one man to hold the office of Chairman and President. One should should be Chairman and Chief Executive Officer and another the President and Chief Operating Officer.

  Believe splitting the job of Chairman-President, as I suggest, makes for better decentralization of management and more shareholder protection in administration of business over a long period of time.

  If you agree, please mark your proxy for this resolution, otherwise it is automatically cast against it, unless you have marked to abstain."

Novell's Response

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

  The Board of Directors believes that the interests of Novell and its stockholders are best served by having the President and Chief Executive Officer serve as Chairman of the Board of Directors. Currently the Company has one person filling the position of Chairman of the Board, President, and Chief Executive Officer. Another individual is Executive Vice President and Chief Operating Officer. However, assignment of these roles can and do change depending on the needs of the corporation and the talent and experience of the individuals. The Board of Directors is in the best position to determine how to organize and staff the officers and other senior management positions of the company.

  The proponent seems to imply that the independence of our Board of Directors is compromised by having the President and Chief Executive Officer also serve as Chairman of the Board. The Board does not believe this to be the case, particularly given that six of the eight current members of the Board are independent, unaffiliated directors, and all three committees of the Board-- Audit Committee, Compensation Committee and the Corporate Governance Committee--are comprised entirely of independent, unaffiliated directors. As noted in the Compensation Committee Report in this Proxy Statement, the Compensation Committee periodically reviews the Chairman and Chief Executive Officer's compensation. In addition, no member of management is present during the review of his or her performance and salary.

  The independent insight, advice and counsel that each outside Director contributes to Novell would not be enhanced, at this time, by separating the office of Chairman and President. Contrary to the implications of the proposal, the Corporation's by-laws neither provide the Chairman with special oversight responsibilities, nor do they insulate an executive Chairman from Board oversight. The by-laws simply provide that the Chairman presides at meetings of the Board and stockholders.

  The Board believes that Novell and its stockholders benefit from the full-time attention of a Chairman who is also the President and Chief Executive Officer. The President and Chief Executive Officer, as the sole employee Director, is uniquely positioned to share with and prioritize for the Board those issues facing management and the Company that require the attention of the Board. Through a Chairman who is also President and Chief Executive Officer of the Corporation, the Board believes it not only is kept very well-informed about Novell and the technology industry, but that it can more effectively hold management accountable.

  In addition, Novell does not currently, nor has it in the past, had the same person serving as Corporate Secretary and Treasurer. However, the occupants of these positions should be determined by the Board of Directors not mandated by the by-laws.

  Accordingly, the Board believes the existing structure supports the Board's exercise of its oversight responsibilities and does not compromise the independence of the Board of Directors. It would be very unwise to mandate in the by-laws how any senior management position is to be filled. The Board of Directors should have the flexibility to determine the staffing and the office titles to achieve the optimum results for the shareholders.

  FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The table below shows, for the last three fiscal years, compensation paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers during fiscal 2000 (based on salary and bonus) serving at fiscal year end. The table also lists one former executive officer who would have been included had he still been an executive officer of the Company at fiscal 2000 year end. We refer to all of these officers and the former officers as the "Named Officers".

                                                              Long-Term Compensation
                                Annual Compensation(1)                Awards
                          ----------------------------------- -----------------------
                                                    Other                  Securities
                                                    Annual     Restricted  Underlying  All Other
   Name and Principal           Salary   Bonus   Compensation Stock Awards  Options   Compensation
        Position          Year   ($)     ($)(2)     ($)(3)       ($)(4)       (#)        ($)(5)
   ------------------     ---- -------- -------- ------------ ------------ ---------- ------------
Eric E. Schmidt.........  2000 $602,308 $399,495   $103,216            --  1,000,000    $ 27,079
 Chairman of the Board
  and                     1999 $602,308 $600,540         --            --    500,000    $ 26,226
 Chief Executive Officer  1998 $602,308 $619,420         --            --         --    $ 10,425

Dennis R. Raney(6)......  2000 $420,360 $202,071         --    $1,638,937    400,000    $  2,761
 Executive Vice
  President and           1999 $401,539 $257,819         --            --    250,000    $  5,190
 Chief Financial Officer  1998 $150,431 $170,500         --            --    300,000    $  2,984

Stewart G. Nelson.......  2000 $414,086 $201,485   $ 61,372    $2,315,187    250,000    $  5,845
 Executive Vice
  President and           1999 $351,345 $212,543         --            --    350,000    $  4,838
 Chief Operations
  Officer                 1998 $230,791 $305,687         --            --    400,000    $  6,400

Richard A. Nortz........  2000 $345,072 $145,320         --    $1,137,957    200,000    $ 16,070
 Senior Vice President,   1999 $326,250 $201,930         --            --    275,000    $ 15,282
 Worldwide Sales          1998 $301,153 $192,240         --            --    200,000    $ 19,057

Carl S. Ledbetter(7)....  2000 $351,346 $141,345         --    $  173,101     50,000    $ 13,215
 Senior Vice President
  and                     1999       --       --         --    $1,671,250    250,000          --
 Chief Technology
  Officer

Ronald E. Heinz, Jr.(8).  2000 $221,034 $ 52,442         --            --         --    $575,854
 Former Senior Vice
  President,              1999 $376,443 $215,319         --            --    300,000    $ 16,944
 Worldwide Sales          1998 $351,345 $213,051         --            --    200,000    $  8,910

--------
(1) Compensation deferred at the election of the executive, pursuant to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan, is included in the year earned.

(2) Cash bonuses for services rendered in fiscal years 2000, 1999 and 1998 have been listed in the year earned. Bonuses were calculated based on the operating results of the Company and performance of the individuals. Bonuses earned in all years were paid quarterly with fiscal fourth quarter bonuses paid in the following fiscal year. For fiscal year 2000, no quarterly bonus was paid for the second quarter. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation". Mr. Nelson also participated in a retention program prior to becoming an executive officer, $117,500 from the program was paid in fiscal 1998.

(3) No Named Officer received perquisites in an amount greater than the lesser of (i) $50,000 or (ii) 10 percent of such Named Officer's total salary plus bonus, except Dr. Schmidt and Mr. Nelson. Dr. Schmidt's perquisites included $31,304 for financial planning, $14,088 for executive physical, $21,548 for personal use of the corporate jet, and $36,276 for one week of payment-in-lieu of flexible time off. Mr. Nelson's perquisites included $38,296 for financial planning and $23,076 for one week of payment-in-lieu of flexible time off.

(4) Restricted stock awards are valued at the Company's closing price on the date of grant less the purchase price. Officers have the right to vote the shares and to receive cash dividends, if any. The dividends have the same vesting restrictions as the shares.

  As of fiscal 2000 year-end, Dr. Schmidt had 225,000 unvested restricted shares with a value of $2,025,000. As of fiscal 2000 year-end, the other Named Officers have the following unvested shares and values: Mr. Raney, 172,050 shares, value $1,548,450; Mr. Nelson, 223,050 shares, value $2,007,450; Mr. Nortz, 120,338 shares, valve $1,083,042; and Mr. Ledbetter,
  78,983 shares, value $710,847.

(5) The stated amounts for all Named Officers except Mr. Heinz are Company matching contributions to the Novell, Inc. Retirement and Savings Plan and the Deferred Compensation Plan. Mr. Heinz's amount for fiscal 2000 includes
    (i) a payment of $564,666 based on the terms of his separation agreement and (ii) $11,188 of Company matching contributions.

(6) Mr. Raney became an executive officer in April 1998.

(7) Mr. Ledbetter joined the Company on October 25, 1999.

(8) Mr. Heinz resigned from all Company positions in July 2000.

Director Compensation

  Non-employee Directors of the Company receive the following compensation:

   . Annual retainer

    --$100,000 for vice chairperson

    --$20,000 for other non-employee directors

    --Additional $2,500 annual retainer for service as a committee chairperson

   . Meeting fees

    --$1,200 for each Board meeting attended

    --$1,000 for each committee meeting attended

   . Reimbursement for their expenses incurred in attending meetings

   . Participation in the director option plan (described below)

  The Company's Stock Option Plan for Non-Employee Directors ("the Director Plan") allows for each non-employee Director who joins the Board to automatically receive options to purchase 30,000 shares vesting 25 percent annually over four years. In addition, each current non-employee Director receives an annual grant of an option to purchase 15,000 shares vesting 50 percent annually over two years. All options are non-statutory options, have an exercise price equal to the fair market value on the date of grant and have a term of ten years. Upon a change in control, options granted under the Director Plan become exercisable in full by a non-employee Director if within one year of such change in control the non-employee Director ceases for any reason to be a member of the Board.

  Upon forced retirement at age 70, options granted under the Director Plan become fully vested and the Director has one year in which to exercise.

  All Directors were each granted an option to purchase 15,000 shares under the Director Plan on April 11, 2000 having an exercise price of $22.50 per share.

  On April 11, 2000, Directors Bond, Hector, Joy, Messman and Nolan were also granted common stock equivalent shares. Prior to April 11, 2000, each Director designated the amount of their annual retainer that would be deferred through the purchase of common stock equivalents and what date in the future such common stock equivalents would be paid out in shares of common stock. Directors Hector, Joy, Messman and Nolan deferred all of their retainer; Directors Hector, Joy and Nolan acquired 888 common stock equivalents and director Messman acquired 1,000 common stock equivalents. Director Bond deferred 50 percent of her retainer and acquired 444 common stock equivalents. Upon Director Hector's resignation on December 31, 2000, his 888 common stock equivalents were converted to shares of common stock.

  On October 31, 2000, fiscal 2000 year end, options to purchase 681,500 shares of the Company's Common Stock under the Director Plan were outstanding at a weighted average exercise price of $19.49 per share.

  Novell has a Directors' Charitable Award Program (the "Charitable Program") to acknowledge the service of directors to the Company and enhance indirectly the ability of the Company to attract and retain directors of the highest caliber. All members of the Board are eligible for the Charitable Program, subject to vesting requirements. The Charitable Program is funded by life insurance policies purchased by the Company, which provide for a $1 million death benefit to participating directors. Upon the death of a participating director, the Company will donate $1,000,000 (paid in ten equal annual installments) to non-profit organizations recommended by the director. Individual directors derive no financial benefit from the Charitable Program since all available insurance proceeds and tax deductions accrue solely to the Company. The aggregate cost to the Company of the life insurance premiums paid during fiscal 2000 to fund the Charitable Program was $202,000.

Stock Option Grants in Fiscal Year 2000

  This table shows stock option grants during fiscal 2000 to the Named Officers. No stock appreciation rights have been granted by the Company to the Named Officers.

                                                                    Potential Realizable
                                                                           Value
                                                                     at Assumed Annual
                                                                           Rates
                                                                       of Stock Price
                                                                      Appreciation for
                                     Individual Grants                 Option Term(1)
                         ----------------------------------------- ----------------------
                         Number of  % of Total
                         Securities  Options
                         Underlying Granted to
                          Options   Employees  Exercise
                          Granted   in Fiscal   Price   Expiration
Name                       (#)(2)    Year(3)    ($/Sh)     Date      5% ($)     10% ($)
----                     ---------- ---------- -------- ---------- ---------- -----------
Eric E. Schmidt.........  500,000      1.30%    $18.44   11/12/09  $5,798,408 $14,684,305
                          500,000      1.30%    $10.63     5/4/10  $3,342,575 $ 8,470,741


Dennis R. Raney.........  100,000      0.26%    $34.07    2/24/10  $2,142,644 $ 5,429,881
                          300,000      0.79%    $10.63     5/4/10  $2,005,545 $ 5,082,445

Stewart G. Nelson.......  250,000      0.66%    $10.63     5/4/10  $1,671,287 $ 4,235,371

Richard A. Nortz........  100,000      0.26%    $10.63     5/4/10  $  668,515 $ 1,694,148
                          100,000      0.26%    $ 9.07    6/12/10  $  570,407 $ 1,445,524

Carl S. Ledbetter.......   50,000      0.13%    $10.63     5/4/10  $  334,257 $   847,074

Ronald E. Heinz, Jr. ...       --        --         --         --          --          --

--------
(1) Potential realizable value assumes the stock price will appreciate at the annual rates shown. These rates are compounded annually from the date of grant until the end of the 10-year term of the option. The potential realizable value is:

   . the potential stock price per share at the end of the term based on the 5 percent and 10 percent assumed appreciation rates

   . less the exercise price per share

   . times the number of shares subject to the option

  These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) A committee of the Board of Directors administrators the Novell option plans. The committee determines the eligibility of employees, directors and consultants, the number of shares to be subject to the options granted and the terms of such grants. All options shown in the table have exercise prices equal to the fair market value on date of grant, vest over 48 months and have a term of ten years. In the event of a change in control, except as otherwise determined by the Board prior to the occurrence of such change in control, all options shall be fully exercisable and vested and shall be terminated in exchange for a net cash payment. In the event of a merger of the Company or the sale of substantially all of the assets of the Company that does not constitute a change in control, the acquiring company shall assume the unvested options. The Board of Directors can accelerate unvested options if the acquiring company does not assume the options. The plans provide for various methods of exercise. The Company currently allows for cash, cashier's check or cashless exercise.

(3) Options to purchase a total of approximately 38 million shares were granted to employees in fiscal 2000.

(4) Former executive officer.

  On January 31, 2001, all employees (other than executive officers) who had not received a stock option grant within the past six months and one day were offered the opportunity to have their outstanding options, with an exercise price greater than $10 per share, cancelled. Upon cancellation, the employee received a promise to regrant the same number of options, with the same terms, six months and one day in the future at the then fair market value. Although the new option will have the same vesting as the cancelled option, it will not be exercisable until February 17, 2002. Options to purchase a total of 13.6 million shares having a weighted average exercise price of $26.82 per share were cancelled in connection with this option exchange. A like number of options will be granted on August 17, 2001 at an exercise price equal to the fair market value on that date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  This table shows information regarding stock option exercises during fiscal 2000 and the number and value of options held at 2000 fiscal year end by the Named Officers.

                                               Number of Securities Underlying      Value of Unexercised
                            Shares                       Unexercised                In-the-Money Options
                           Acquired    Value   Options at Fiscal Year End (#)     at Fiscal Year End(1)($)
                          on Exercise Realized ---------------------------------  -------------------------
          Name                (#)      ($)(2)   Exercisable      Unexercisable    Exercisable Unexercisable
          ----            ----------- -------- ---------------  ----------------  ----------- -------------
Eric E. Schmidt.........        --         --         2,158,333         2,091,667  $862,239     $340,885
Dennis R. Raney.........        --         --           262,500           687,500        --           --
Stewart G. Nelson.......        --         --           470,500           646,500  $294,680     $ 66,685
Richard A. Nortz........        --         --           346,125           527,875  $136,969     $ 45,375
Carl S. Ledbetter.......        --         --            62,500           237,500        --           --
Ronald E. Heinz, Jr.(3).    18,650    $79,558           140,625                --  $105,968           --

--------
(1) Value of unexercised in-the-money options is

   . the fair market value of the Company's Common Stock at fiscal 2000 year end ($9.00 per share)

   . less the option exercise price per share of in-the-money options

   . times the number of shares subject to the options.

(2) Value realized upon exercise is:

   . the fair market value of the Company's Common Stock on the date of exercise

   . less the option exercise price per share

   . times the number of shares exercised.

(3) Former executive officer.

Employment Contract, Termination of Employment and Change-in-Control
Arrangements

  On March 18, 1997, the Company entered into an employment contract with Dr. Eric E. Schmidt whereby Dr. Schmidt agreed to become Chief Executive Officer and Chairman of the Board of Novell on April 7, 1997. During the interim period from March 18, 1997 until April 7, 1997, Dr. Schmidt agreed to work as an employee of Novell on a part-time basis.

  Pursuant to the employment contract, Dr. Schmidt's annual base salary was set at $600,000 and, starting in fiscal 1998, Dr. Schmidt was to participate in the Incentive Bonus Plan. Based upon the accomplishment of certain performance goals, Dr. Schmidt is eligible to earn a bonus of 100 percent of his base salary plus additional bonus compensation if such goals are exceeded.

  Upon entering into the employment contract, Dr. Schmidt was granted, at fair market value, a non-qualified stock option to purchase 2,750,000 shares of Novell Common Stock at an exercise price of $8.5625 per share. The options vested 20 percent on the first year anniversary (March 18, 1998) and thereafter continue vesting monthly at a rate of 1/48 per month over the next four years. The vesting is conditioned upon his continued employment or consulting relationship with Novell. Dr. Schmidt was also granted the right to purchase 900,000 shares of restricted stock at a purchase price of $9,000. The shares vest annually, in accordance with the following schedule: 30 percent on the first anniversary, 25 percent on the second anniversary, 20 percent on the third anniversary, 15 percent on the fourth anniversary and 10 percent on the fifth anniversary of the grant date. The vesting is conditioned upon Dr. Schmidt's continued employment or consulting relationship with Novell as of the vesting dates. This restricted stock grant was provided by Novell due in part to Dr. Schmidt's forfeiture of in-the-money unvested stock options held by him at his prior employment.

  If Novell terminates Dr. Schmidt without cause or if a constructive termination should occur, he shall be entitled to receive the following: (i) an amount equal to his annual base salary and target bonus at time of termination; (ii) an amount equal to the cost of employee benefits for one year; (iii) accelerated vesting of one year for all stock options; and (iv) waiving of repurchase rights on any remaining unvested restricted stock.

  In the event of termination without cause due to a change in control or constructive termination within two months before or one year after a change in control, Dr. Schmidt will receive the following: (i) an amount equal to twice his annual base salary and target bonus at time of termination; (ii) an amount equal to the cost of employee benefits for 18 months; (iii) accelerated vesting of one year for all stock options; and (iv) waiving of repurchase rights on restricted stock as to vesting of the greater of (a) the number of shares that would have vested within one year after Dr. Schmidt's termination date, or (b) one-half of the number of shares not vested on his termination date.

  On November 1, 2000, Mr. Nelson was promoted to Executive Vice President, Chief Operations Officer and the Company entered into an employment agreement with Mr. Nelson. Pursuant to the terms of the employment agreement, Mr. Nelson's annual base salary was set at $500,000 and he was to participate in the Incentive Bonus Plan, where, based upon the accomplishment of certain performance goals, Mr. Nelson is eligible to earn a bonus of 75 percent of his base salary. Upon entering into his employment agreement, Mr. Nelson was granted the right to purchase 100,000 shares of restricted stock at a purchase price of $10,000. The shares vest annually, in accordance with the following schedule: 40 percent on the first anniversary, 30 percent on the second and third anniversary of the grant date. The vesting is conditioned upon Mr. Nelson's continued employment or consulting relationship with Novell as of the vesting dates.

  If Novell terminates Mr. Nelson without cause or if he is involuntarily terminated following a change of control, he shall be entitled to receive the following: (i) an amount equal to three times annual base salary and target bonus at time of termination; (ii) an amount equal to the cost of COBRA benefits for a period of not less then three years; (iii) accelerated vesting of two years for all stock options; and (iv) a waiver of Novell's repurchase rights on any remaining unvested restricted stock.

  In the event of Mr. Nelson's death or disability no severance payments will be made, however he would be entitled to (i) accelerated vesting of twelve months for all stock options and (ii) a waiver of Novell's repurchase rights as to the number of restricted shares that would vest on the next anniversary.

  In January 1998, all executive officers, including the Named Officers, but excluding Dr. Schmidt, who were under employment contracts, signed a Senior Management Severance Plan (the "Severance Plan") Agreement. Under the terms of the Severance Plan, their prior contract was terminated. Mr. Raney and Mr. Ledbetter entered into the Severance Plan Agreement with the Company at their time of employment in June 1998 and October 1999, respectively. On November 1, 2000, Mr. Nelson, upon entering into his employee agreement is no longer eligible for payment under the Severance Plan. The Severance Plan provides each participant, in the event of involuntary termination by the Company, benefits of (i) 150 percent of their base annual salary, (ii) payment to cover 18 months of COBRA continuation, (iii) accelerated vesting of the portion of their stock options, if any, that would have vested within one year, and (iv) a waiver of Novell's repurchase rights as to the number of shares, if any, of Restricted Stock that would vest on the next anniversary of the Restricted Stock grant date.

  During fiscal 2000, the Board of Directors amended the Severance Plan to include the following benefits, in the event of an involuntary termination after a change-in-control: (i) three times their base salary and target bonus,
(ii) payment to cover 36 months of COBRA continuation, (iii) accelerated vesting of the portion of their stock options, if any, that would have vested within two years, and (iv) a waiver of Novell's repurchase rights as to the number of shares, if any, of Restricted Stock that would vest on the next two anniversaries of the Restricted Stock grant date.

  In the event of a change in control, the Board may amend the Severance Plan but participants will not receive less benefits than stated above. "Change in control" is defined in the contract as: (i) the Company sells or otherwise disposes of all or substantially all of its assets, (ii) the Company merges or consolidates with another company where the shareholders of Novell immediately after the transaction do not hold at least 50 percent of the voting power of the surviving entity or (iii) any person or entity including any "person" as defined by Section 13(d)(3) of Securities Exchange Act, as amended, becomes the beneficial owner of Common Stock of Novell represented by 50 percent or more of the combined voting power (excluding any persons who are now officers of Novell).

  At Mr. Heinz's termination from the Company in July 2000, he received benefits under the Severance Plan.

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Membership of the Committee

  The Compensation Committee of the Board of Directors (the "Committee") is composed of four non-employee directors: Mr. Young (Chairperson), Mr. Hundt, Mr. Joy and Mr. Nolan. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. From time to time, Dr. Schmidt, Chairman and Chief Executive Officer (the "CEO"), certain officers of the Company and outside consultants attend meetings of the Committee. No officer of the Company is present during discussions or deliberations regarding his or her own compensation.

Responsibilities of the Committee

  Acting on behalf of the Board of Directors, the Committee's responsibilities include the following:

   . Reviewing the performance of the CEO and other executive officers.

   . Determining the total compensation package for the CEO and other executive officers.

   . Reviewing the general Company compensation philosophy for all employees, including the CEO and other executive officers.

   . Administering the Company's Variable Pay Plans by establishing Company performance objectives, approving target bonuses and setting actual bonus payments for the CEO and other executive officers.

   . Administering the Company's employee stock option and stock purchase plans (the "Stock Plans"), including determining eligibility, the number and type of options to be granted and the terms of such grants.

Executive Officer Compensation Program

  The Company's executive compensation program is designed to support the achievement of Company performance objectives, to ensure that executive officers' interests are aligned with the success of the Company and to provide compensation opportunities that will attract, retain and motivate superior executive personnel. Consistent with these objectives, the Committee believes that the compensation of executive officers should be significantly influenced by performance. Accordingly, 37.5% of the cash compensation of each executive officer and 50% of the cash compensation of the CEO is contingent upon Company performance and adjusted as appropriate for team and individual performance. Starting on November 1, 2000, Executive Vice Presidents Nelson and Raney have 43% of their cash compensation contingent upon Company performance and adjusted as appropriate for team and individual performance.

  The Company's compensation program for executive officers is structured to be competitive within the high technology industry. The Company's Human Resources Department, working with independent outside consulting firms, has developed executive compensation data from nationally recognized surveys from a group of comparable companies selected on the basis of similarity in revenue level, industry segment and competitive employment market to the Company. Most of the companies included in this group for the 2000 executive compensation analysis are also included in the Nasdaq Computer and Data Processing Services index used to compare the Company's stock price performance on the Performance Graph on pages 25 and 26.

  The Company's executive level positions, including the CEO, are matched to comparable survey positions and competitive levels are determined for base salary and target bonus incentives. The target incentive is the amount that would be paid after each fiscal quarter if both the Company and the executive officer achieve the performance objectives established for that quarter. Factors considered in determining actual incentive bonus for each executive officer include Company, team and individual performance, and the scope of each executive officer's responsibilities. The relative weight given to such factors varies between executive officers, based upon their respective responsibilities and capacity to affect Company performance.

  Market practices with respect to stock option grants are also reviewed based on survey data. Grants under the Company's Stock Plans are designed to further strengthen the linkage between executive compensation and shareholder return, to provide additional incentives to executive officers tied to growth of stock price over time and encourage continued employment with the Company. Stock option grants are based upon industry survey data and individual executive performance. Stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's stock on the date of grant. Restricted stock purchase grants, which allow an officer to purchase shares at a nominal cost, are generally subject to a two-year to five-year vesting schedule.

2000 Executive Officer Compensation

  The Committee reviewed and approved the Novell Variable Pay Plans for fiscal 2000, to be used for all employees including the Named Officers. The Committee established the Company revenue and expense objectives and performance targets to be used for incentive determination.

  In January 2000, the Committee reviewed industry compensation survey data and current executive responsibility. The Committee felt base salaries were generally in line with market data except for Named Officers Nelson and Raney. The committee approved a base salary increase for Mr. Nelson and Mr. Raney effective February 1, 2000.

  In May 2000, stock options were reviewed in conjunction with the annual stock option grants and were compared to survey data. All current Named Officers including the CEO, were granted a stock option. In addition, the Committee reviewed a proposal of restricted stock to the top three percent of employees below Senior Vice Presidents, as an additional retention tool. The Committee approved the proposal and felt it was in the best interest of the Company to also include the Named Officers for such a grant.

  In June 2000, Named Officer Nortz changed responsibilities to Senior Vice President Worldwide Sales and received an increase in his base salary.

  In September 2000, the Committee reviewed industry compensation survey data and current executive responsibility. The Committee felt that executive base salaries were not in line with the market data and approved merit increases to become effective November 1, 2000. The Committee also discussed the promotion of Senior Vice Presidents Nelson and Raney. Both Senior Vice Presidents would be promoted to Executive Vice Presidents, receive a base salary increase and bonus targets to be increased from 60 percent to 75 percent of base salary to become effective November 1, 2000. This change in target bonus further strengthens Novell's philosophy for increased pay at risk. Named Officers Nelson and Raney were each also given a restricted stock grant as part of this promotion.

2000 CEO Compensation

  The Committee also reviewed Dr. Schmidt's employment contract, which stated that his base salary is subject to a normal review for potential performance adjustments. After reviewing both the market data and his employment contract, the Committee did not increase Dr. Schmidt's base pay.

  In November 1999, the Committee also reviewed Dr. Schmidt's stock options based on survey data. The Committee stated that Dr. Schmidt should be granted additional stock options. Due to the limitations of the total amount that could be granted under the then current plan, half of the grant would be granted now and the remaining half would be granted when the new stock plan was approved by shareholders in April 2000 at the then fair market value.

Qualifying Compensation

  The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive officers' compensation exceeding $1 million per person in any taxable year unless it is "performance based" within the meaning of Section 162(m). Prior to fiscal 1998, the cash compensation plus restricted stock vesting of each of the Company's executive officers was below the $1 million threshold and options granted under the Company's option plan were designed to meet the requirement of being performance-based under the provisions of Section 162(m). Therefore, Section 162(m) did not reduce the tax deduction available to the Company for fiscal 1997 or prior years. However, non-option compensation of the Chief Executive Officer exceeded $1 million in fiscal 1998, 1999, and 2000 and is expected to exceed $1 million in 2001. Accordingly, a portion of the CEO's compensation was not deductible by the Company. Executive Vice President, Nelson and Raney are expected to have non-option compensation that will exceed $1 million in 2001. The Company's policy is, to the extent reasonable, to qualify its executive officers' compensation for deductibility under the applicable tax laws. However, the Company believes that providing an appropriate level of cash compensation (through salary and bonus) and maintaining flexibility in determining compensation is more important than preserving a tax deduction for amounts in excess of $1,000,000.

Respectfully submitted,

John A. Young, Chairperson
Reed E. Hundt
William N. Joy
Richard L. Nolan

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

  The Audit Committee of the Novell Board of Directors (the Committee) was composed of three independent directors during fiscal 2000. It operates under a written charter adopted by the Board of Directors in November 1999 (Appendix--Exhibit A). The members of the Committee for fiscal year 2000 were Jack L. Messman (Chairperson), Elaine Bond and Hans-Werner Hector. Each member is "independent" within the meaning of the Nasdaq Nation Market rules. Director Hector resigned from the Board of Directors and the Audit Committee on December 31, 2000. The Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company's independent accountants.

  Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with generally accepted accounting principles. The Committee's responsibility is to monitor and oversee these processes.

Review With Management

  The Committee has met and held discussions with management regarding the audited financial statements. Management has represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Review and Discussion with Independent Auditors

  The Committee has discussed with Ernst & Young LLP, the Company's independent auditors, matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). These discussions have included a review as to the quality, not just the acceptability of the Company's accounting principles.

  The Company's independent auditors also provided to the Committee written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Committee discussed with the independent auditors the auditors independence from management and the Company. The committee has also considered the compatibility of nonaudit services with the auditors' independence.

Conclusion

  Based on the Committee's discussion with management and the independent auditors, the Committee's review of the representations of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended October 31, 2000 filed with the Securities and Exchange Commission.

Respectfully submitted,

Jack L. Messman, Chairperson
Elaine R. Bond
Hans-Warner Hector (until December 31, 2000)
Richard L. Nolan (since February 22, 2001)

                               PERFORMANCE GRAPH

  The following two graphs compare the performance of the Company's Common Stock with the performance of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and an industry index over the past five fiscal years and the past ten fiscal years starting from November 1, 1995 and November 1, 1990, respectively. The graphs assume that $100 was invested on November 1, 1995 and November 1, 1990 in the Company's Common Stock, the S&P 500 Index and the industry index, and that all dividends were reinvested.

  The Company's industry index is The Nasdaq Computer & Data Processing Services Index, which is composed of all Nasdaq companies with an SIC Code of #
737. A list of the companies included in this index will be furnished by the Company to any shareholder upon written request of the Corporate Secretary.

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  Among Novell, Inc., S&P 500 and Nasdaq C&DPS

                              [GRAPH APPEARS HERE]

                                                 Indexed/Cumulative Returns
                                             ----------------------------------
                                       Base             Fiscal Year
                                      Period ----------------------------------
         Company/Index Name            1995   1996   1997   1998   1999   2000
         ------------------           ------ ------ ------ ------ ------ ------
Novell, Inc..........................  100    56.06  51.14  90.15 121.59  54.55
S&P 500 Index........................  100   124.10 163.96 200.02 251.36 266.67
Nasdaq Computer & Data Processing
 Services............................  100   115.95 156.45 201.20 378.02 404.42

Past five year average Compounded Annual Return

     Novell, Inc........................................................ -25.30%
     S&P 500 Index...................................................... 101.22%
     Nasdaq Computer & Data Processing Services......................... 151.22%

                               PERFORMANCE GRAPH
                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
                  Among Novell, Inc., S&P 500 and Nasdaq C&DPS

                              [GRAPH APPEARS HERE]

                                                       Indexed/Cumulative Returns
                                ------------------------------------------------------------------------
                          Base                                Fiscal Year
                         Period ------------------------------------------------------------------------
   Company/Index Name     1990   1991   1992   1993   1994   1995   1996   1997   1998    1999    2000
   ------------------    ------ ------ ------ ------ ------ ------ ------ ------ ------- ------- -------
Novell, Inc.............  100   418.18 492.93 347.48 298.99 266.67 149.50 136.36  240.40  324.24  145.46
S&P 500 Index...........  100   133.77 147.00 168.52 175.24 221.90 275.26 364.39  444.83  559.89  596.35
Nasdaq C&DPS............  100   218.90 255.37 285.36 343.55 524.32 607.95 820.28 1054.92 1982.04 2120.47

Past ten year average Compounded Annual Return

     Novell, Inc........................................................ 182.02%
     S&P 500 Index...................................................... 208.71%
     Nasdaq Computer & Data Processing Services......................... 721.32%

                             CERTAIN TRANSACTIONS

  In fiscal 2000, Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm in which Larry W. Sonsini, a director of the Company, is a senior partner, performed legal services for the Company. The Company proposes to continue to retain such law firm in fiscal 2001 for advice on legal matters.

  In July 2000, Mr. Ledbetter entered into a settlement agreement in the form of a consent decree with the Securities and Exchange Commission (the "SEC") in connection with the SEC's investigation of Hybrid Networks, Inc. of which Mr. Ledbetter served as Chairman, President and Chief Executive Officer, generally concerning alleged violations of the federal securities laws. Without admitting or denying any violations of the federal securities laws, Mr. Ledbetter agreed to pay a civil fine and to the entry of a permanent injunction prohibiting him from knowingly circumventing or failing to implement a system of internal accounting controls and from engaging in violations of certain specified reporting provisions and accounting control provisions of the federal securities laws.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company believes that all Forms 3, 4 and 5 required to be filed by its directors, officers and greater than 10% shareholders were filed on time during fiscal 2000, except that director Larry W. Sonsini reported one Form 4 transaction late on a Form 5.

                              DEADLINE FOR FUTURE
                           PROPOSALS OF SHAREHOLDERS

  Proposals that shareholders desire to have included in the Company's proxy materials for the 2002 Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company at its principal office (1800 South Novell Place, Provo, UT 84606, Attention Corporate Secretary) no later than November 5, 2001 in order to be considered for possible inclusion in such proxy materials.

  The Company's bylaws contain an advance notice provision regarding shareholder proposals, which provides that, to be timely, a stockholder's notice of intention to bring business before a meeting must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation and received by the Secretary not later than sixty (60) days prior to the first anniversary of the date on which notice of the prior year's annual meeting was first mailed to stockholders.

  For a shareholder proposal that is not intended to be included in the Company's proxy materials but is intended to be raised by the shareholder from the floor at the 2002 Annual Meeting of Shareholders, the shareholder must provide timely advance notice in accordance with the bylaw provision described above. Advance notice must be received by the Secretary of the Company at its principal executive offices no later than January 4, 2002 in order to be timely. Any proposal received after that date will not be permitted to be raised at the meeting.

                            ADDITIONAL INFORMATION

Annual Report

  The Company's Annual Report to Shareholders for the fiscal year ended October 31, 2000, including the consolidated financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Company, is being mailed to shareholders together with this Proxy Statement.

Annual Meeting Summary

  The Company will provide a summary of the activities at the Annual Meeting to Shareholders, including the final vote on all proposals. The summary will be available on the Novell Investor Relations web site at www.novell.com/ir approximately one week after the meeting. Shareholders may also obtain a copy by calling (800) 317-3195.

                                 OTHER MATTERS

  The Company is not aware of any other business to be presented by management at the Annual Meeting.

  If matters other than those described herein should properly arise at the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Josephine T. Parry
                                          Senior Vice President, General
                                           Counsel
                                           And Corporate Secretary

March 5, 2001
Provo, Utah

                                   APPENDIX

EXHIBIT A

Novell, Inc. Audit Committee Charter

I. RESPONSIBILITY

  The Novell Audit Committee (the "Committee") was established to assist the Board of Directors (the "Board") of Novell (the "Company") in carrying out its oversight responsibilities that relate to the Company's financial reporting, internal control, and compliance with laws, regulations and ethics.

  The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee is empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation. The President, the Chief Financial Officer or the Corporate Secretary of the Company shall provide or arrange to provide such other information, data and services as the Committee may request. The Committee shall conduct such interviews or discussions as it deems appropriate with personnel of the Company, and/or others whose views would be considered helpful to the Committee.

  Specific duties of the Committee shall include:

  A. Financial Reporting

    Committee procedures shall include:

    1. Selection of Independent Public Accountants

      The Committee shall create a clear understanding with the independent auditors that the auditors are ultimately accountable to the Board and to the Committee, as the shareholders' representatives, and that the Committee and the Board have the ultimate authority to engage, evaluate, and, if appropriate, terminate their services. The Committee shall review senior management's recommendation on the annual selection of the external auditors. The Committee shall submit its selection and recommendation to the Board for their approval. The Committee's review shall include the following:

      --Opinions on the performance of the external auditors by appropriate management.

      --Inquiries as to whether the external auditors face any significant litigation or disciplinary actions by the SEC or others.

      --Auditor engagement letters and estimated fees.

      --The report of the external auditor's latest peer review conducted pursuant to a professional quality control program.

      --Management's letter of representation and any significant operational or reporting issues that may affect the financial statements.

    2. The Committee shall obtain from the independent auditors a written communication delineating all of their relationships and professional services provided to the Company, consistent with Independence Standards Board Standard. Review with the independent auditors the nature and scope of any disclosed relationships or professional services that may affect the objectivity and independence of the external auditors and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditors.

    3. The Committee shall meet with Novell's general counsel, and outside counsel when appropriate, to discuss legal matters that may have a significant impact on Novell's financial statements.

    4. Post-Audit Review

      The Committee shall meet with management and the external auditors to review the scope and the results of the annual audit, including carefully reviewing any comments or recommendations of the independent auditors based on the findings of the audit. The review will include the following:

      --The financial statements and the auditors' opinion.

      --Filings with the SEC and other published documents containing
       Novell's financial statements and consideration as to whether the information contained in these documents is consistent with the information contained in the audited financial statements.

      --Explanations from financial management and the external auditors of changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission or other regulatory bodies that have an effect on the financial statements.

      --Any scope restrictions or significant operational or reporting issues affecting Novell's financial statements and SEC fillings.

      --Other matters related to the conduct of the audit that are required to be communicated to the Committee by the external auditors under Generally Accepted Auditing Standards.

    5. The Committee shall review the quarterly and annual financial statements contained in the Form 10-Q, 10-K and quarterly press releases with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders and to the public. Any changes in accounting principles should be reviewed.

  B. The Committee will review with the independent auditors, the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company. This review should elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

  C. Compliance with Laws, Regulations, and Ethics

    The Committee shall review reports and other information to gain reasonable assurance that Novell is in compliance with pertinent laws and regulations, is conducting its affairs ethically, and is maintaining effective controls against conflict of interest and fraud.

    Committee procedures shall include:

    --Review Novell's policies relating to compliance with laws, regulations, ethics, and conflict of interest policies.

    --Review significant cases of conflict of interest, misconduct, or fraud and the resolution of such cases.

    --Review Novell's policies and processes for compliance with U.S. and foreign country export controls, laws and regulations.

    --Review Novell's policies and processes for compliance with the Foreign Corrupt Practices Act.

    --Review compliance reports received from regulators and consider legal and regulatory matters that may have a material impact on the financial statements.

    --Review internal and external auditor's reports that relate to the monitoring of compliance with Novell's policies on business ethics.

    --Review policies and procedures covering officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by internal or external auditors.

II. OVERSIGHT OF INTERNAL AUDIT FUNCTION

  The Committee shall schedule meetings as necessary to receive and discuss reports from staff, other committees, and consultants. Particular emphasis will be given by the Committee to significant control deficiencies, and actions taken by management to correct them. The Committee may request through the Chief Financial Officer or the corporate Controller that the Internal Audit Department or external auditors perform special studies, investigations, or other services in matters of interest or concern to the Committee.

  Policies concerning the Committee's oversight of the internal audit coverage shall include:

  A. Internal Audit Department

    A representative from the Internal Audit group shall attend Committee meetings and report, at least semi-annually, to the Committee on audit results for the period and the status of the audit schedule. Reports may be made at more frequent intervals if deemed necessary by the Committee or as may be requested by the Audit Department.

    The Internal Audit Department has the responsibility to direct a broad, comprehensive program of internal auditing within Novell. To accomplish this responsibility, the Internal Audit Department shall have unrestricted access to all Novell's records, reports, personnel, and physical properties determined by Internal Audit to be relevant to the performance of their audits.

    Committee procedures shall include:

    --Periodic review of the Internal Audit Charter to ensure that it provides for the independence and objectivity of the internal audit function, and make recommendations relating thereto.

    --Review of the annual audit plan and significant interim changes, including work schedule and staffing requirements.

    --Review of audit objectives, schedules and results.

    --Review of audit reports, management responses and the status of corrective action.

    --Inquiries as to any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

III. COMMITTEE MEMBERSHIP

  The Audit Committee shall consist of at least three members of the Board all of whom shall be independent of the company, its management, and its subsidiaries. Directors shall be considered independent if they have no relationship to the company that may interfere with the exercise of their independence from the Company, its subsidiaries, and management nor have they had such a relationship in the past three years. In the event that any member is deemed not to be independent, this lack of independence will be disclosed in the proxy statement to the shareholders. At least one member of the Audit Committee must be financially literate in order for the committee to meet its oversight responsibilities.

  Vacancies occurring in the Committee may be filled by appointments made by the Board. No member of the Committee shall be removed except by vote of a majority of Directors present at any regular or special meeting of the Board.

  The Secretary of the Committee shall be the Secretary of the Company. The Secretary of the Committee shall prepare minutes of the meetings, maintain custody of copies of data furnished to and used by the Committee, and generally assist the Committee in connection with preparation of agendas, notices of meetings and otherwise.

IV. CONDUCT OF BUSINESS

  All meetings require the presence of a majority of the members of the Committee to conduct business. Each Committee member shall have one vote. All actions or determinations by the Committee must be by majority vote of the members present. The Board of Directors shall have overall authority over all Committee actions.

V. TIME AND PLACE OF MEETINGS

  Committee meetings shall be held quarterly or more frequently as necessary at an agreed upon location. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

VI. PRESENTATION OF REPORTS TO THE BOARD OF DIRECTORS

  The Committee shall make an annual presentation to the Board of Directors within three months after the receipt of the external auditor's opinion on Novell's financial statements. The presentation shall provide an overview of the Committee's activities, findings of importance, conclusions, recommendations, and items that require follow-up or action by the Board. Presentations may be made at more frequent intervals if deemed necessary by the Committee or as requested by the Board of Directors.

VII. AUDIT COMMITTEE CHARTER

  The Committee will reassess this Charter at least annually, including obtaining full Board of Directors' approval of this Charter and publishing the charter tri-annually in its entirety in the proxy statement to the shareholders.

                                   [MAP LOGO]


From San Francisco: Take Hwy 101 south to Brokaw-North First Street exit. Turn left on Brokaw to North First Street; left on North First to Novell. (Corner of Guadalupe-make U-turn).

From Oakland: Take Hwy 880 south to Montague Expressway. Exit right to Trimble Rd. Take Trimble to North First; turn left to Novell.

From South San Jose: Take Hwy 101 north to Brokaw-North First Street exit. Turn left on Brokaw to North First Street; right on North First to Novell. (Corner of Guadalupe-make U-turn).

From San Jose Airport: From Terminal A turn left on Airport Parkway to Guadalupe Pkwy. From Terminal C exit left on Airport Blvd., bear right on Airport Parkway to Guadalupe Pkwy. In both cases turn left on the Guadalupe Parkway and drive over Hwy 101 straight to the Novell parking lot entrance. (About one mile).

                          [RECYCLE LOGO APPEARS HERE]

______________________________________________________________________________________         Please mark your
   The Board of Directors recommends a vote FOR items 1, 2 and 3 and AGAINST item 4.          votes as indicated     [ X ]
______________________________________________________________________________________         in this example
1. Election of Directors -- Nominees                                           FOR    WITHHOLD    FOR All
                                                                                                   Except
                                                                                                  as noted
01 Eric E. Schmidt   04 Reed E. Hundt     07 Richard L. Nolan                  [_]      [_]         [_]
02 John A. Young     05 William N. Joy    08 Larry W. Sonsini
03 Elaine R. Bond    06 Jack L. Messman

_____________________________________________________________
Except Nominee(s) written on the line above

2. Approval of amendment to the 1989 Employee Stock Purchase Plan              FOR    AGAINST    ABSTAIN
   to increase reserve by 6,000,000 shares.                                    [_]      [_]        [_]

3. Ratification of Ernst & Young LLP as independent auditors.                  FOR    AGAINST    ABSTAIN
                                                                               [_]      [_]        [_]

The Board of Directors recommends a vote AGAINST item 4.

4. Shareholder Proposal for Amendment to the by-laws.                          FOR    AGAINST    ABSTAIN
                                                                               [_]      [_]        [_]

IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

                                       I Plan to Attend Annual Meeting    [_]

                      DATED  __________________________________________  2001

                      _______________________________________________________
                      Signature of Shareholder(s)

                      _______________________________________________________
                      Signature of Shareholder(s)

                      Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

              - FOLD AND DETACH HERE AND READ THE REVERSE SIDE -

                         VOTE BY TELEPHONE OR INTERNET
                         QUICK *** EASY *** IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as you marked, signed and returned your proxy card.

VOTE BY PHONE:  CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-800-840-1208 ANYTIME.
                THERE IS NO CHARGE TO YOU FOR THIS CALL.
                You will be asked to enter the 11-digit Control Number located in the lower right of this form.
________________________________________________________________________________
OPTION A:       To vote as the Board of Directors recommends on ALL items, press 1. The Board recommends FOR proposals 1, 2, and 3, and
                AGAINST Proposal 4.
________________________________________________________________________________
________________________________________________________________________________
OPTION B:       If you wish to vote on each proposal separately, press 0. You will hear these instructions:
________________________________________________________________________________

                Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FROM ALL nominees, press 9. To WITHHOLD FOR AN INDIVIDUAL nominee, press 0. Please make your selection now.

                Proposal 2: You may make your selection at any time: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                Proposal 3: You may make your selection at any time: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                Proposal 4: You may make your selection at any time: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                When asked, you must confirm your vote by pressing 1.

     IF NO SELECTION IS MADE, YOUR VOTES WILL BE CAST AS THE BOARD OF DIRECTORS RECOMMENDS.

VOTE BY INTERNET: THE WEB ADDRESS IS http://www.proxyvoting.com/novl/

                             THANK YOU FOR VOTING.

                                 NOVELL, INC
                           1800 South Novell Place
                               Provo, UT 84606

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Eric E. Schmidt and Dennis R. Raney, and each of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Novell, Inc. to be held at the Company's Silicon Valley facilities, 2211 North First Street, San Jose, California 95131 on Tuesday, April 17, 2001, at 2 p.m. local time and at any adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR APPROVAL OF AMENDMENT TO THE 1989 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE SHARES RESERVED, FOR RATIFICATION OF INDEPENDENT AUDITORS, AGAINST THE SHAREHOLDER PROPOSAL, AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE VOTE BY TELEPHONE OR THE INTERNET OR MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                         (Continued on reverse side)

                            FOLD AND DETACH HERE




                           YOUR VOTE IS IMPORTANT!

                     You can vote in one of three ways:

1. Call toll-free 1-800-840-1208 on a Touch-Tone telephone and follow the instruction on the reverse side. There is NO CHARGE to you for this call.

                                     or

2. Vote by Internet at our Internet Address: http://www.proxyvoting.com/novl/

                                     or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

If you vote by telephone or internet, it is not necessary to mail your proxy card.


                                 PLEASE VOTE